State of Delaware
Secretary of State
Division of Corporations
Delivered 11:09 AM 3/09/2007
FILED 11:09 AM 3/09/2007
SRV 070300409 - 4314745 FILE

CERTIFICATE OF INCORPORATION
OF
WRITERS’ GROUP FILM CORP.

    FIRST.  The name of this corporation shall be:

WRITERS’ GROUP FILM CORP.

    SECOND.  Its registered office in the State of Delaware is to be located at
3422 Old Capitol Trail, Suite 584, in the City of Wilmington, County of
New Castle, 19808 and its registered agent at such address is
SAMUEL WIERDLOW, INC.

    THIRD.  The purpose or purposes of the corporation shall be:

    To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

    FOURTH.  The total number of shares of stock which this corporation is authorized to issue is:

    Seventy Five Million (75,000,000) shares at $.001 par value.

    FIFTH.  The name and address of the incorporator is as follows:

                    Tal L. Kapelner
                    518 Oak Street  #2
                    Glendale, CA  91204

    SIXTH.  The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

    IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed, signed and acknowledged this certificate of incorporation this 9th day of March, 2007.

By:	/s/ Tal L. Kapelner
Tal L. Kapelner
Incorporator